675 Cochrane Drive, WestTower, Suite 630, Markham, Ontario, L3R 0B8, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

Exhibit 99.1

Kallo Inc. Finalizing itinerary for financial discussions with
Ministry of Finance in Ghana.

NEW YORK, NY – November 13, Kallo Inc. (OTC QB: KALO) "The Minister of Finance – Ghana has officially invited us to Ghana for final discussions on financing so as to move forward with out MobileCare, RurulCare and National Dialysis Program." Says Mr. John Cecil, Chairman and CEO of Kallo Inc. We have been in detailed and lengthy discussions with various institutions to help the government of Ghana obtain financing for this humanitarian project and are delighted at the progress made so far. We feel confident that financing will be finalized and work will commence shortly.' Mr. Cecil continued.

Last week Kallo Inc. announced that the Minister of Health of Ghana, Hon. Dr. Kwaku Agyeman Mensah in an official letter to Kallo Inc. has conveyed a confirmed acceptance and prioritization of Kallo MobileCare; Kallo RuralCare and Kallo DialysisCare programs for Ghana. These projects are worth US$795 million.

About Kallo Inc.
Kallo offers a comprehensive healthcare delivery program dedicated to providing the most technologically advanced, innovative healthcare solution that is customized to the requirements of each country, including effective infectious disease management and customized Education and Training programs. The company's technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and eHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca

Notice regarding Forward-looking statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes", "expects", "anticipate" or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT:        Media Contact:
John Cecil; Vince Leitao
416 246 9997
http://www.kalloinc.ca//